Exhibit 99.1

Vivakor Awarded First Major Commercial Contract for Remediating Oil

Expanding Operations in Kuwait to Remediate 500,000 Tons of Contaminated Soil

Las Vegas, NV - Accesswire – December 20, 2021 - Vivakor, Inc. (OTC: VIVK), a socially responsible operator, acquirer and developer of clean energy technologies and environmental solutions, is pleased to announce a contract with Al Dali International Co., (https://www.aldali-int.com) to remediate 500,000 tons of contaminated soil in Kuwait. The soil is part of a United Nations sponsored clean-up that is still ongoing from the Gulf Wars.

Al Dali International Co., a Kuwait-based engineering and construction firm, will act as the general contractor and provide operational support for the project. Vivakor will provide its patented equipment and a support team to provide regular maintenance and any repair. Vivakor will deliver two on-site Remediation Processing Centers (RPCs) that will process approximately 40 tons of soil per hour. Vivakor will receive $20 per ton of contaminated materials processed, plus share in certain profits associated with the clean-up.

“We are very excited about this initial contract with Al Dali International Co., and the potential for expansion this partnership offers,” said Matt Nicosia, CEO of Vivakor. “Within this innovative framework, Vivakor will provide equipment and expertise to local operating partners, a model that may be easily duplicated and implemented for clean-up around the globe.”

“Vivakor’s unique technology will allow us to fully remediate this oil-laden soil and recover all of the oil for recycling or reuse, without any emissions nor use of water,” said Dr. Ashraf Hassan, President of Al Dali International Co., “We anticipate that with the Vivakor technology, we will be able to significantly expand the important remediation work of this project, ramping up the volume of soil processed from 500 thousand tons to several million tons over the next few years.”

About Vivakor, Inc.

Vivakor, Inc, is a clean energy technology and asset acquisition company with a focus in the area of natural resources. Vivakor’s corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that produce solid returns to its valued shareholders and partners. The company currently focuses on bitumen (heavy crude) extraction from shallow, oil-laden areas in Eastern Utah, along with petroleum-based remediation projects across the globe. The technologies utilized are low-cost, proprietary and proving themselves industry disruptive when measured by a number of important factors. The general business model has been to be an acquisition hub, focused on building and acquiring cash-flowing assets in discrete areas that have an acknowledged technological advantage and enable a substantial market opportunity within significant target markets across the globe. Our research, and the technology we acquire are anchored by our relationships with synergistic partners and product-specific commercialization strategies. From the point of product or technology conception, or through acquisition, development and commercialization, we expect to have strategic partners, joint ventures or licensing arrangements in place for many of our products to sustain revenue attainment.

For more information, please visit our website www.vivakor.com.

About Al Dali International Co.

Founded in 2003, Al Dali started with a simple goal to deliver products and services beyond client's expectations through relentless hard work and integrity. Our company's credo is "We do the right thing the right way". Such belief fueled Al Dali to become one of the leading construction contractors serving the needs of heavy construction industries in Kuwait.

1

Al Dali specializes in providing supporting work in variety of heavy construction projects with an emphasis in civil, building, and structural steel works; building temporary facilities; and reinforcing manpower & equipment supply. Our proven track record of delivering quality work and reliable services enabled us to become the most dependable contractor for many global engineering and construction companies serving projects in Kuwait. Al Dali's project managers, engineers, and experienced workers strive to excel in delivering quality work through successful completion of small, large, and highly technical projects in challenging environments in Kuwait.

Al Dali's people bring decades of engineering expertise, shrewd project management experience, and strong commitment in delivering work to the highest standards for our clients every day. Guided by the founding principle of "We do the right thing the right way", we are also committed to deliver excellence in timely and cost effective manners. Al Dali's dedication will help our clients propel financial success by providing outstanding performance beyond clients' expectations. We look forward to establishing lasting relationship with you in the future.

For more information, please visit: https://www.aldali-int.com

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including economic slowdown affecting companies, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor’s filings with the Securities and Exchange Commission, which factors may be incorporated herein by reference. Forward-looking statements may be identified but not limited by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investors Contact:
p. 949-281-2606
email info@vivakor.com

ClearThink

nyc@clearthink.capital

2